Exhibit 99.1

LM Funding Announces Postponement of Special Stockholder Meeting

TAMPA, FL, April 8, 2019 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced that it has postponed its Special Meeting of Stockholders that was to have taken place originally on April 8, 2019. The new date for the Special Meeting is April 24, 2019 at 2:00 p.m. Eastern time and it will take place at 302 Knights Run Avenue, Suite 1000 Tampa, Florida 33602. The record date of February 25, 2019 remains unchanged.

The Company announced the proposals for the Special Meeting are unchanged.

Valid proxies that have already been submitted will continue to be valid for purposes of the rescheduled Special Meeting on Wednesday, April 24, 2019 and at any and all adjournments or postponements thereof unless properly revoked. Stockholders who have not yet voted are encouraged to do so. Stockholders that own their shares in “street name” through a stock brokerage account or through a bank or nominee should consult the broker, bank or nominee about its procedures to vote the shares.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. The company is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association's financial needs, including under the company’s New Neighbor Guaranty™ program.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com	Investor Contacts: Valter Pinto / Scott Eckstein KCSA Strategic Communications Tel (212) 896-1254 / (212) 896-1210 valter@kcsa.com / seckstein@kcsa.com

1